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                                                                    EXHIBIT 99.2


                           SEAGULL SEMICONDUCTOR LTD.

                  SECTION 102 STOCK OPTION/STOCK PURCHASE PLAN

                             STOCK OPTION AGREEMENT

                     Made as of the __ day of ______, 1999,


                                     BETWEEN

Seagull Semiconductor Ltd., an Israeli company with offices at 1 Maskit st., Herzelia, Israel.

                                       AND

_________________ an individual resident of Israel whose address is
_____________________________________________________________ (the "Optionee");

                                   WITNESSETH

WHEREAS, the Company desires, by affording the Optionee an opportunity to purchase shares of its Ordinary Shares ("Ordinary Shares"), par value MS 0.01 per share (the "Shares"), as hereinafter provided, to carry out the purpose of the Company's Section 102 Stock Option/Stock Purchase Plan (the "Plan");

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

1.   GRANT OF OPTION

The Company has granted to the Optionee as of __________, 1999, (the "Date of the Grant") the option (the "Option") to purchase all or any part of an aggregate of _______ Ordinary Shares (such number being subject to adjustment as provided in Paragraph 8) on the terms and conditions hereinafter set forth. Such Option shall be in the name of Gene Kleinhendler, as Trustee/Escrow Agent.

(One) The Optionee hereby waives NIS 1 as a portion of his salary payment in consideration for the Option.

2.   PURCHASE PRICE

The purchase price of the Shares issuable upon exercise of the Option ("the Option Price") shall be __________ per share. Payment shall be made in cash or by certified check in the manner prescribed in paragraph 9 hereof.


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3.   TERM OF OPTION

The term of the Option shall be for a period of ten (10) years from the date hereof subject to earlier termination as provided in paragraph 7. This term may be modified by the Stock Option Committee, in its sole discretion, if circumstances so dictate.

The Optionee's rights to purchase the Shares shall be exercisable over a period of four years from ______ 199 __ ("Commencement Date") in the following manner: the option to purchase 25% of the Shares shall be exercisable upon the expiration of the first year from the date hereof the option to purchase additional 6.25% of the Shares shall be exercisable upon the expiration of each quarter, commencing one year from the date hereof until four years from the date hereof.

Except as provided in paragraph 7, the Option may not be exercised unless, at the time the Option is exercised and at all times from the Commencement Date, the Optionee shall then be and shall have been, an employee of the Company.

4.   APPLICATION OF SECTION 102 OF THE INCOME TAX ORDINANCE

     (a) The provisions governing the deferral of tax for options granted or shares issued to employees as embodied in Section 102 of the Israel Income Tax Ordinance (New Version) (the "Ordinance") and its regulations, Income Tax Rules (Tax Benefits in Stock Issuance to Workers) 5349-1989 (the "Rules") shall be applied to the Option. The Optionee shall comply with the Ordinance and Rules and with the Escrow Agreement entered into between the Company and the Escrow Agent.

     (b) No employee participating in this Plan shall claim an exemption from Israeli tax pursuant to part E of the Ordinance or section 97(a) of the Income Tax Ordinance (New Version) in connection with a transfer by such employee of an Option or Purchased Shares prior to the end of the "Holding Period" as defined in Rule 1(i) of the Rules.

Any and all tax liabilities (as may apply from time to time ) in connection with the grant and/or exercise of the Options and the sale of the shares issued upon the exercise of the Options, will be born by the optionee (or who ever holds the options on his behalf pursuant to this agreement), and the optionee will be solely liable for all such taxes.

     (c) Each participating employee shall be obligated to immediately notify the Company and the Escrow Agent of his request, if any, to the Income Tax Authority pursuant to Rule 6(b) of the Rules in the event the Purchased Shares or the Shares underlying the Options are registered on any stock exchange and may elect to have the

Authority recognize his cost basis commensurate with the share price from the first 3 days of trading. Nothing herein shall obligate the Company to register its shares or any portion of its shares on a stock exchange.

     (d) The Option, and/or the Shares, as the case may be, shall be held by an Escrow Agent approved by representatives of the tax authority for at least two years from the date of the grant of the Option. After the two year holding period and subject to any further period agreed to under agreement with each employee, the Escrow Agent may release the Options or Shares to the


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employee only after (i) the receipt by the Escrow Agent of an acknowledgment from the Income Tax Authority that the employee has paid any applicable tax due pursuant to the Ordinance and the Rules, or (ii) the Escrow Agent withholds any applicable tax due pursuant to the Ordinance and Rules.

     (e) In the event a share dividend (bonus shares) is declared on Shares acquired pursuant to an Option or Purchased Shares, such dividend shares shall be subject to the provisions of Section 2 and 7 and the holding period for such dividend shares shall be measured from the commencement of the holding period for the Option or Purchased Shares from which the dividend was declared.

     (f) With respect to all Shares (in contrary to unexercised Options) issued upon the exercise of Options purchased by the Optionee and held by the Trustee, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends. During the period in which the Shares issued to the Trustee on behalf of a Optionee are held by the Trustee, the cash dividends paid with respect thereto shall be paid directly to the Optionee.

     (g) The exemption under Section 102 of the Ordinance shall be forfeited and the employee shall be required to pay any applicable tax promptly at such time as: (i) the employee's employment is terminated during the two year holding period (other than because of death or some other reason acceptable to the Income Tax Authority); (ii) the Company or the employee fails to comply with one or more other conditions for the exemption as required by the Ordinance, Rules or Income Tax Authority; or (iii) the Income Tax Authority withdraws or cancels the exemption for the Plan or the particular employee.

5.   RESTRICTIONS ON DISPOSITION

Shares acquired by Optionee pursuant to the exercise of the Option prior to the expiration of the applicable two year Holding Period under Section 102 of the Ordinance are subject to restrictions on disposition as provided in the Plan, and such shares shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated until such restrictions lapse at the expiration of the two-year Holding Period, at which time the shares shall become free shares. Shares acquired by the Optionee pursuant to the exercise of the Option after the expiration of the Section 102 two-year Holding Period shall be free shares at the time of exercise, fully vested in the Optionee and not subject to restrictions on disposition.

6.   NONTRANSFERABILITY

The Option shall not be transferable otherwise than by will or the laws of descent and distribution to the extent provided in paragraph 7 and the Option may be exercised, during the lifetime of the Optionee, only by him. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof and of the Plan, and the levy of any execution, attachment, or similar process upon the Option, shall be null


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and void and without effect; provided, however, that if the Optionee shall die while in the employ of the Company his estate, personal representative, or beneficiary shall have the right to exercise the Option to the extent provided in Paragraph 7.

7.   TERMINATION OF OPTION

     (a)  Subject to paragraph 4(f) hereof and Section 102 of the Ordinance:

          (i) if the Optionee ceases to be employed by the Company as a result of his disability or his retirement with the consent of the Company, then any Options that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options are exercisable as of such time, may be exercised by him.

          (ii) if the Optionee ceases to be employed by the Company as a result of his dismissal without cause, then any Options that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options are exercisable as of such time, may be exercised by him within sixty
(60) days after the date he ceases to be employed by the Company;

          (iii) If the holder of an Option ceases to be employed by the Company as a result of his retirement without the Company's consent, then any Options that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options are exercisable as of such time, may be exercised by him within thirty (30) days after the date he ceases to be employed by the Company;

          (iv) If the holder of an Option ceases to be employed by the Company as a result of his dismissal for cause, any Options that are exercisable by him at the time he ceases to be employed by the Company shall be reacquired by the Escrow Agent as trustee on behalf of the Company and shall be reissued under the Plan according to the terms specified in sub-section 6(f) hereof. In such case the Company shall not be obligated to give the Employee prior written or oral notice regarding the reacquiring of the exercisable Options.

          (v) if the Optionee shall die while in the employ of the Company, his estate, personal representative or beneficiary shall have the right to exercise the entire Option granted to the option holder pursuant to the Plan at any time, in respect of the total number of shares as to which he would have been entitled to exercise an Option at the date of his death.

     (b) Notwithstanding the foregoing, the Optionee understands and agrees that any termination of employment prior to the expiration of the 2 year Holding Period required under Section 102 of the Ordinance and Rules may subject the Optionee to forfeiture of the tax benefits available under Section 102 of the Ordinance.

     (c) In the event of the institution of any legal proceedings directed to the validity of the Plan or the Option, the Company may, in its sole discretion, and without incurring any liability therefore to the Optionee, terminate the Option.

     (d) Directors of the Company or the Committee responsible may change the above provisions as it deems fit.


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     (e)  In accordance with section 102 of the Income Tax Ordinance and pursuant to this paragraph 8, shares held in trust by the escrow agent during the legal holding period (from the date of the grant of the option) that have not become free shares during the established period, shall be held in trust for the benefit of the Company and shall be disposed of according to the plan, and the employee shall have no rights to them.

     (f)  For the purposes of this Agreement, "cause" shall exist if Employee
(i) breaches one of the fundamental terms of his Employment Agreement; (ii) engages in willful misconduct or acts in bad faith with respect to the Company in connection with and related to his employment; (iii) is convicted of a felony or is held liable by a court of competent jurisdiction for fraud against the Company; or (iv) fails to materially comply with the instructions of the Company.

7A.  PURCHASE OF SUBSTANTIAL PORTION OF COMPANY SHARES

In the event that a third patty(ies) (the "Offeror") shall offer to purchase at least 90% of the outstanding shares of the company and the holders of not less than 75% of the company's outstanding shares agree to accept such offer, then the Optionee shall sell the Shares (in the event the Option has been exercised at such time) to the Offeror pursuant to the terms of said purchase.

The Shares shall be transferred to the Offeror pursuant to the terms set forth herein free and clear of all security interests; full title thereto and all rights thereof, shall be transferred to the Offeror pursuant to the terms of said purchase. At the time of such transfer the Optionee shall represent and warrant to the Offeror that the provisions of this paragraph are true.

The provisions of this Section 7A shall apply to and bind any and all transferees who receive shares from the Optionee.

8.   STOCK SPLITS., MERGERS, ETC.

     (a) In case of any Change in Capitalization (as defined herein), appropriate adjustments shall be made by the Board of Directors, whose determination shall be final, to the number of shares which may be purchased under the Plan, and the number of shares and option exercise price per share which may be purchased under outstanding Options. The Company may provide for immediate maturity of all outstanding Options prior to the effectiveness of a merger, sale of all or substantially all of the Company's assets or similar transaction, with all Options not being exercised within the time period specified by the Board of Directors being terminated.

     (b) It is also agreed that prior to the completion of an initial public offering of the Company's securities (IPO), if all or substantially all of the shares of the Company are to be sold, or upon a merger or reorganization or other Change in Capitalization, the shares of the Company, or any class thereof, are to be exchanged for securities of another Company, then in such event, each Optionee shall be obliged to sell or exchange, as the case may be, the Shares such Optionee purchased under the Option Plan, in accordance with the instructions then issued by the Board whose determination shall by final.

     (c) Not withstanding the aforesaid, in case of any Change in Capitalization (as defined below) while unexercised Options remain outstanding under the Option Plan, such


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options may be substituted for the Shares subject to the unexercised portions of such outstanding Options an appropriate numbers of Shares of each class of Shares or other securities of the separated, reorganized, merged, consolidated, or amalgamated corporation which were distributed to the shareholders of the Company in respect of such share, and appropriate adjustments shall be made in the purchase price per share to reflect such action, all as determined by the Board of Directors of the Company.

"Change in Capitalization" shall mean any increase, reduction or change or exchange of shares for a different number or kind of shares or other securities by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock split, spin-off, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

9.   METHOD OF EXERCISING OPTION

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company at its offices at 1 Maskit st., P.O. Box 12580, Herzelia, Israel, 46733. Such notice shall state that the Option is being exercised thereby and the number of shares of Ordinary Shares in respect of which it is being exercised. It shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Option Price for such shares of Ordinary Shares in cash or by certified check.

The Company shall issue shares, in the name of the Trustee for the benefit of the person or persons exercising the Option or, in the case of free shares, in the name of the person or persons exercising the Option, and deliver a certificate or certificates to the Trustee or persons, as the case may be, representing such shares as soon as practicable after notice and payment shall be received.

In the event the Option shall be exercised by any person or persons other than the Optionee, pursuant to Paragraph 7, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

For the removal of doubt, it is hereby clarified that the Company shall not be responsible to notify the optionee of the exercisability/vesting of the Option. Optionee only, shall be responsible for satisfying the terms and conditions with respect to the exercise of the Option.

9A. SHAREHOLDER RIGHTS

The Optionee shall have no rights of a shareholder with respect to Ordinary Shares to be acquired by the exercise of the Option until a certificate or certificates representing such shares are issued to him or the Trustee for his benefit, as the case may be. Upon issuance of a certificate or certificates, Optionee shall have the rights of a shareholder, except that until the initial public offering of the Company's securities ("IPO"), the Optionee's shares shall be voted in accordance with the direction of the Board of Directors of the Company. Simultaneously with the execution of this Agreement, Optionee shall execute an irrevocable proxy in the form annexed hereto as Schedule A, such proxy to remain in effect until the Company consummates its IPO.


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The Optionee hereby undertakes that none of the Company's shares held by him will be transferred prior to the transferee signing an irrevocable proxy substantially in the form attached hereto as Schedule A.

10.  GENERAL

The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue stamp taxes, if any, with respect to the issuance of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and shall, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

11.  RESTRICTIVE LEGEND

All certificates representing any shares of the Shares subject to the provisions of this Agreement shall have endorsed thereon the following legend:

"Any disposition of any interest in the securities represented by this certificate is subject to certain restrictions, and the securities represented by this certificate are subject to the terms of a Stock Option Agreement by the record holder hereof and the Company, a copy of which will be mailed to any holder of this certificate without charge with five (5) days of receipt by the Company of a written request therefore."

12.  NOTICES

Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail; postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at 1 Maskit st., P.O. Box 12580, Herzelia, Israel, 46733. Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the Optionee's last known address.

13.  RESTRICTIONS ON ISSUING SHARES

The exercise of the Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any national, state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise in the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

The Company will require an additional payment equal to all applicable withholding taxes (if withheld by the Company) which may be imposed on the difference between the purchase price

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of shares issuable upon exercise of an option and the fair market value of such shares as of the exercise date (which sum shall be paid in due course by the Company to the applicable agencies as income taxes withheld on income resulting from the exercise of the Option).

14.  INCORPORATION OF PLAN

Notwithstanding the terms and conditions herein, this Agreement shall be subject to and governed by all the terms and conditions of the Plan. A copy of the Plan has been delivered to the Optionee and is hereby incorporated by reference. In the event of any discrepancy or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall control.

14A. LOCK-UP

In any registration of the Company's shares, Optionee shall abide by a "lock-up" period of up to one hundred and eighty (180) days, if requested by the underwriter or the Company in such registration. In addition the employee shall sign any other document as shall be required by the underwriter or the Company prior to any registration of the Company's shares.

15.  CONTINUANCE OF EMPLOYMENT

The granting of the Option is in consideration of the Optionee's continuing employment or engagement by the Company, provided, however, nothing in this Agreement shall confer upon the Optionee the right to continue in the service of the Company or affect the right of the Company to terminate the Optionee's service at any time in the sole discretion of the Company, with or without cause.

16.  INTERPRETATION

The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Stock Option Committee shall be final and conclusive.

17.  ENFORCEABILITY

This Agreement shall be binding upon the Optionee, his estate, his personal representatives and beneficiaries.

18.  GOVERNING LAW

This Agreement shall be governed by and construed under the laws of the State of Israel.


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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Optionee has hereunto set his hand all as of the day and year first above written.

SEAGULL SEMICONDUCTOR LTD.          OPTIONEE:


By:
   -----------------------------     ------------------------------
                  /title


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                                   SCHEDULE A

                                IRREVOCABLE PROXY

The undersigned, _____________, residing at__________________________________
hereby nominates, constitutes and appoints the designee of the Board of Directors of Seagull Semiconductors Ltd. (as shall be designated by such Board of Directors from time to time), my true and lawful attorney-in-fact and proxy for me and in my name, place and stead:

     To appear and vote at any and all meetings of the shareholders of Seagull Semiconductors Ltd. (the "Company"), an Israeli company, or sign on any unanimous written consents of the shareholders of the Company, and otherwise act as my proxy and representative in respect of all shares of the Company which may be held by me or on my behalf now or in the future, and for that purpose, to sign and execute in my name and on my behalf any proxies or other instruments with respect to said shares.

This proxy shall remain in full force and effect until the consummation of the Company's initial public offering ("IPO"), shall terminate upon the consummation of the IPO, and shall bind any transferees to whom I may transfer shares of the Company in the future.

IN WITNESS WHEREOF, the undersigned hereby signs this proxy effective as of the _____ day of _____, 1999.


                                            ------------------------------------

                                            Name: ------------------------------



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